                                                                    Exhibit 99.1
                            Explanation of Responses

Reporting Person:                   Victory Park Capital Advisors, LLC

Address:                            227 West Monroe Street, Suite 3900
                                    Chicago, Illinois 60606

Issuer and Ticker Symbol:           Unigene Laboratories, Inc. [UGNE]

Relationship of Reporting Person    Director and 10% Owner
to Issuer:

Date of Event                       4/8/13
Requiring Statement:

Explanation of Responses:

Pursuant to that certain Amended and Restated Financing Agreement, dated as of
March 16, 2010, by and among the Issuer, the financial institutions party thereto as "Lenders" (including Delaware Fund, Cayman Fund, VPC Onshore Fund and
VPC Offshore Fund) and Victory Park Management, LLC (an affiliate of each of
Delaware Fund, Cayman Fund, VPC Onshore Fund, VPC Offshore Fund, Capital
Advisors, GP I, GP II, RNL VPC and Jacob Capital), as administrative agent and collateral agent for the Lenders, Richard Levy was appointed as a member of the board of directors of the Issuer (the "Board") effective March 17, 2010, and, subject to certain conditions, the Board is obligated to nominate Mr. Levy for reelection to the Board at each meeting of stockholders of the Issuer at which directors are to be elected. Accordingly, Richard Levy serves on the Board as a representative of each of Delaware Fund, Cayman Fund, VPC Onshore Fund, VPC
Offshore Fund, Capital Advisors, GP I, GP II, RNL VPC and Jacob Capital, and
each of Delaware Fund, Cayman Fund, VPC Onshore Fund, VPC Offshore Fund, Capital
Advisors, GP I, GP II, RNL VPC and Jacob Capital is a "director by deputization."

The Issuer took such steps as were necessary to cause the transactions described in this Form 4 to be exempt from Section 16(b) of the Securities Exchange Act of
1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 thereunder.